Exhibit 10.3

May 15, 2018

Lane Walker

Dear Lane,

I am pleased to offer you the position of President, Energy Group at CIRCOR International, Inc. ("CIRCOR" or the "Company"). In this role, you will report directly to Scott Buckhout, President and CEO.

Your 'Total Rewards and Compensation' for this position will include the following components:

•	Base salary: $410,000 annually, as earned, which is paid every two weeks (subject to all applicable federal, state, and local withholding).

•	Short Term Incentive (STI): Beginning in 2018, you will be eligible to participate in the Company's Short-Term Incentive Plan ("STI Plan"). Your target bonus will be
60% of your base salary. For 2018, we will guarantee a minimum payout of your pro rated target bonus covering the period between your start date and end December
2018. More information about the STI Plan design will be provided to you separately.

•
Long Term Incentive (LTI): Beginning in 2019, you will be eligible to participate in the Company's Long-Term Incentive Plan ("LTI Plan") initially targeted at $287,000. Under the LTl Plan, the Compensation Committee typically makes annual equity awards in the first quarter. Your actual grant can vary based on individual performance. The total LTl award value is comprised of 50% Performance-based Stock Units, 25% Restricted Stock Units ("RSUs") and 25% Stock Options. The vesting period for all equity awards is one third per year over a three-year period.

•	Sign-On Equity Grant: Upon commencement of your employment, you will receive an LTl Award valued at $450,000 comprised 100% of RSUs.

•     Sign-on Bonus: You will be eligible to receive a lump sum sign-on bonus of
$170,000 to be paid in your first paycheck following 30 days of employment (subject to all applicable federal, state and local withholding). Should you voluntarily terminate from the Company prior to completion of two years of employment, you will be responsible to pay back all of this bonus upon your termination.

•
Management Stock Purchase Plan (MSPP): You will be eligible to participate in the Company's Management Stock Purchase Plan ("MSPP"). Annually, you may pre select to defer up to 100% of the amount of your actual annual STI bonus into the receipt of RSUs. The number of RSUs granted is calculated based on the amount of bonus deferred divided by that number which represents a discount of 33% from the at the conclusion of two days from the date on which the Company releases its previous year's financial results). These RSUs vest at the end of a three-year period from the date of grant provided you are still employed by the Company at that time. In addition, you can elect to defer the receipt of the actual shares of ClRCOR stock until a future date.

•
Car Allowance: You will be eligible to receive a car allowance of $12,000 per year which will be paid out every two weeks to compensate for using your personal vehicle for business purposes (subject to all applicable federal, state and local withholding).

•
Relocation Expenses: Under CIRCOR's relocation benefits policy, you will be entitled to relocation benefits up to $125,000 (subject to all applicable federal, state, and local withholding). Specific policy guidelines are included in your relocation agreement which we will send to you upon acceptance. CIRCOR will provide you with the services of our premier relocation company. Should you voluntarily terminate from the Company prior to completion of two years of employment, you will be responsible to pay back these relocation expenses at a pro-rated amount, per the Relocation Policy.

•
Vacation: You will be eligible for four weeks of annual vacation, accrued on a per pay period basis beginning immediately, with accrued balance available for use in accordance with provisions of the prevailing policy.

•
Benefits: You will be eligible to participate in the CIRCOR benefit plans (medical, dental, vision) effective as of your date of hire. Please note for any benefits governed by formal plan documents and summary plan descriptions, the terms of those documents govern. To the extent that any information regarding benefits in this letter conflicts with the actual plan documents and summary plan descriptions, those documents control. The Company reserves the right to modify, amend, or terminate any benefit plan or its contributions to any benefit plan at any time.

•
Severance: The Company will enter into a Severance Agreement with you under which, in the event that your employment is terminated without "cause" or you resign for "good reason", you will be entitled to a severance payment equal to (1) times your annual base salary plus pro-rated short-term incentive bonus. The Severance
Agreement would also provide for continued proportionate health and dental coverage contributions for a 12-month period if you elect COBRA benefits.

at the conclusion of two days from the date on which the Company releases its previous year's financial results). These RSUs vest at the end of a three-year period from the date of grant provided you are still employed by the Company at that time. In addition, you can elect to defer the receipt of the actual shares of CIRCOR stock until a future date.

•
Car Allowance: You will be eligible to receive a car allowance of $12,000 per year which will be paid out every two weeks to compensate for using your personal vehicle for business purposes (subject to all applicable federal, state and local withholding).

•
Relocation Expenses: Under CIRCOR's relocation benefits policy, you will be entitled to relocation benefits up to $125,000 (subject to all applicable federal, state, and local withholding). Specific policy guidelines are included in your relocation agreement which we will send to you upon acceptance. CIRCOR will p rovide you with the services of our premier relocation company. Should you voluntarily terminate from the Company prior to completion of two years of employment, you will be responsible to pay back these relocation expenses at a pro-rated amount, per the Relocation Policy.

•
Vacation: You will be eligible for four weeks of annual vacation, accrued on a per pay period basis beginning immediately, with accrued balance available for use in accordance with provisions of the prevailing policy.

•
Benefits: You will be eligible to participate in the CIRCOR benefit plans (medical, dental, vision) effective as of your date of hire. Please note for any benefits governed by formal plan documents and summary plan descriptions, the terms of those documents govern. To the extent that any information regarding benefits in this letter conflicts with the actual plan documents and summary plan descriptions, those documents control. The Company reserves the right to modify, amend, or terminate any benefit plan or its contributions to any benefit plan at any time.

•
Severance: The Company will enter into a Severance Agreement with you under which, in the event that your employment is terminated without "cause" or you resign for "good reason", you will be entitled to a severance payment equal to (1) times your annual base salary plus pro-rated short-term incentive bonus. The Severance Agreement would also provide for continued proportionate health and dental coverage contributions for a 12-month period if you elect COBRA benefits.

checks and screenings listed before you resign from your current employer. You will be required to sign the Code of Conduct and Business Ethics and the Invention and Trade Secret and the Insider Trading agreements. As an employee of CIRCOR, your employment will be on an "at will" basis. There is no expressed or implied contract for any specific or definite period of employment. You and the Company are free to terminate your employment for any or no reason, with or without cause or notice. Neither this offer letter nor any other written or verbal communications create a contract of employment or a promise of employment for any specific or definite duration. "At will" employment permits the Company to change the terms and conditions of employment at any time with or without cause or notice, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties, and location of work. While supervisors and managers have certain hiring authority, no supervisor or manager of the Company except the Company's President and Chief Executive Officer has authority to alter the "at-will relationship" or to bind the Company to any employment contract for any specified period of time with any employee.

Lane, I am looking forward to having you join our team. You will be an asset as we move forward in the continued growth of the organization. The start date for this position will be on a mutually agreed upon date. Please confirm your acceptance of this offer by signing and returning one copy of this offer and your new hire paperwork, by scan and email to Marsha.Taylor@circor.com. This offer of employment is valid through 5 business days, unless other arrangements are made. Please do not hesitate to contact me if you have questions and/or points of clarification.

Very truly yours,

/s/ Andrew Farnsworth

Andrew Farnsworth
Chief Human Resources Officer

I accept your offer of employment based on the terms and conditions set forth above.

/s/ Lane Walker	May 15, 2018
Lane Walker	Date